December 20, 2018

Edward C. Bernard

Dear Ed:

I would like you to act as a consultant to me and others at T. Rowe Price (the “Company”) beginning as of January 1, 2019, in accordance with the following terms and conditions of this consulting agreement (“this Agreement”):

1.
Services. During the term of this engagement, I would like you to be available to provide advice and counsel to me and other senior leaders of the Company. I would like to have periodic meetings with you to discuss various topics and to hear about your discussions with the other senior leaders. One specific assignment will be to advise David Oestreicher in his new role with the Mutual Fund Board. It is expected that these services will be provided telephonically and through in-person meetings as we determine to be appropriate. In no event will you be engaged for such consulting assignments which would require activity by you that would subject you to the T. Rowe Price Code of Ethics. In addition, you will continue to perform services as a board member of UTI Asset Management Company Limited ("UTI") (which may include services as a board member of UTI affiliate entities) on behalf of the Company (or for one or more of the Company's affiliates). You will not receive separate compensation from UTI for such services.

2.
Compensation. Your compensation for these services will be $350,000 for the period from January 1, 2019 until December 31, 2019. You will be paid quarterly. You will be reimbursed for your reasonable out-of-pocket expenses, including any required travel to the Company or elsewhere. In addition, while traveling for business at the authorization, direction and expense of the Company, the Company will provide coverage through its Global Medical and Business Travel Accident policies placed with Ace American Insurance Company (“Chubb”) which also provides emergency travel assistance services through Chubb’s partner, AXA. For purposes of this engagement, you will be an independent contractor and not an employee of the Company and will not be entitled to any benefits or other compensation beyond the consulting payments set forth in this paragraph. You will also be responsible for payment of all taxes associated with such compensation.

3.
Term. This arrangement shall be automatically renewed on January 1 of each year for an additional one-year period unless either party provides prior written notice to the other party that it wishes to terminate this arrangement at any time prior to such January 1. In addition, this arrangement may be terminated by either party at any time for any reason upon at least thirty (30) days prior written notice to the other party.

4.
Confidentiality. As always, Ed, we will expect you to maintain the confidentiality of any non-public information relating to the Company or UTI that you obtain as a result of your consulting or UTI directorship activities. In addition, unless otherwise agreed in writing by the Chair of the Company's Ethics Committee, you will be bound by the Company's policies with respect to the trading in Company stock, including its prior clearance and reporting procedures for employees. Provided that you do not obtain information about the Company's investment research, recommendations, or transactions, you will not be subject to the Company's policies with respect to the prior clearance and reporting of your personal securities transactions involving securities other than stock of the Company.

5.	Office Space. The Company will provide you with appropriate office space and equipment, secretarial assistance and computer access and support.

6.
Other Employment. Should you accept a position as an employee, officer, director or consultant, or an appointment to the board of a federally registered investment adviser, registered investment company, broker-dealer, bank, or publicly traded company, you will provide written notice of such employment or appointment to the Chief Executive Officer of the Company and recognize that we may need to modify this relationship or establish protocols or procedures relating to such position to avoid any potential conflicts, or appearance of conflicts that may arise from such relationship.

7.	Entire Agreement. This letter represents the entire agreement relating to your engagement by the Company and shall be governed by and constructed in accordance with the laws of the State of Maryland.

Ed, if the foregoing accurately reflects our agreement, please acknowledge by signing and returning the enclosed copy of this letter. I look forward to working with you in this capacity.

Very truly yours,

/s/ William J. Stromberg
William J. Stromberg
/s/ Edward C. Bernard
Edward C. Bernard